Exhibit 10.2

INTEVAC, INC.

2012 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the Intevac, Inc. 2012 Equity Incentive Plan (the “Plan”) will have the same defined meanings in the Stock Option Agreement (the “Agreement”), which includes this Notice of Stock Option Grant (the “Notice of Grant”) and the Terms and Conditions of Stock Option Grant. The following documents are linked to this notification and are also available on the Intevac Portal under the Stock Plans page:

•Terms and Conditions of Stock Option Grant

•2012 Equity Incentive Plan

•2012 Equity Incentive Plan Prospectus

By accepting this Notice of Grant, Participant is agreeing to the electronic availability of the documents disclosed above.  If Participant needs a hard copy of any of the documents, please contact Janice Smith or myself, and one will be provided to Participant at no charge.

NOTICE OF STOCK OPTION GRANT

Participant:

Address:

Participant has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number
Date of Grant
Vesting Commencement Date
Number of Shares Granted
Exercise Price per Share	$
Total Exercise Price	$
Type of Option		Incentive Stock Option
X__Nonstatutory Stock Option
Term/Expiration Date

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan, including Section 15 of the Plan, or set forth below, or contained in the offer letter between Participant and the Company, dated June 11, 2013 (the “Offer Letter”), this Option will be vest and be exercisable, in whole or in part, in accordance with the following schedule, subject to Participant remaining a Service Provider through the applicable vesting date:

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25% of the Shares subject to the Option shall vest on the first day during the Performance Period (as defined below) upon which the 30-Day Moving Average (as defined below) is 25% or more above the Exercise Price per Share;

•	25% of the Shares subject to the Option shall vest on the first day during the Performance Period upon which the 30-Day Moving Average is 35% or more above the Exercise Price per Share;
•	25% of the Shares subject to the Option shall vest on the first day during the Performance Period upon which the 30-Day Moving Average is 65% or more above the Exercise Price per Share; and
•	25% of the Shares subject to the Option shall vest on the first day during the Performance Period upon which the 30-Day Moving Average is 75% or more above the Exercise Price per Share.

For purposes of this Agreement, “Performance Period” means the period beginning on the Date of Grant through and including the four (4)-year anniversary of the Date of Grant

For purposes of this Agreement, “trading day” means a trading day on the Nasdaq stock exchange or, if the Shares are not traded on a Nasdaq stock exchange, on the primary U.S. stock exchange on which the Common Stock is then-listed. For purposes of this Agreement, “trading days” means more than one trading day.

For purposes of this Agreement, “30-Day Moving Average” means the average closing sales price for a Share of Common Stock as quoted on the primary U.S. stock exchange (e.g., the Nasdaq Global Select Market) on which the Common Stock is listed (or if not listed on a U.S. stock exchange, the primary established stock exchange or national market system on which the Common Stock is listed) for the thirty (30) consecutive trading days ending with, and inclusive of, the date of determination.

For purposes of clarity, more than one vesting tranche may vest on a given date if more than one of the 30-Day Moving Average performance targets above (each, a “Performance Target” and collectively, the “Performance Targets”) are first met on that same date.  For example, if the 30-Day Moving Average has, for the first time during the Performance Period, equaled or exceeded 25% of the Exercise Price per Share, and on that same date the 30-Day Moving Average has, for the first time during the Performance Period, equaled or exceeded 35% of the Exercise Price per Share, but has not equaled or exceeded 65% of the Exercise Price per Share, then, assuming Participant has remained a Service Provider through such date, Participant will have met two Performance Targets on the same date and will vest in 50% of the total number of Shares subject to the Option.

If, during the Performance Period, there is any event (such as a stock split, reverse stock split, etc.) that results in an adjustment to the Shares pursuant to Section 15(a) of the Plan, the Exercise Price per Share will automatically be proportionally adjusted accordingly (and any fraction of a cent will be rounded up to the nearest whole cent), and as a result, the Performance Target for any then-unvested Shares subject to the Option will also adjust accordingly. By way of example, if Employee Edward was granted a stock option to purchase 100 Shares at an exercise price of $5.50 per share, and subject to the same Performance Targets as the Option granted to Participant, and during the Performance Period, a stock split occurred such that one Share with a fair market value of $4.00 per Share became two Shares with a fair market value of $2.00 per Share, then Edward’s stock option would adjust to cover 200 Shares for each Share originally covered by his option, and Edward’s stock option would be adjusted to have an Exercise Price per Share of $2.75.  Assume that prior to the stock split, Edward had already vested in 50% of the Shares subject to his option because the 30-Day Moving Average had equaled or exceeded 25% and 35% of the original Exercise Price per Share. In that case, as a result of the stock split, the two remaining Performance Targets for Edward’s option would then relate to a 65% and 75% increase from the adjusted $2.75 Exercise Price per Share.

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Shares subject to the Option, the Option and Participant’s right to acquire any Shares under the unvested portion of the Option will immediately terminate. Further, any portion of the Option which has not vested during the Performance Period will immediately terminate and be forfeited upon the expiration of the Performance Period.  For purposes of clarification, in the event of a Change in Control that occurs while Participant is an Employee of the Company (or if Participant is an Employee of the Company as of immediately prior to such Change in Control), then effective as of immediately prior to, and contingent upon, such Change in Control, Participant will fully vest in the Shares subject to the Option as provided by the terms of the Offer Letter.

By Participant’s signature and the signature of the representative of Intevac, Inc. (the “Company”) below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Stock Option Grant, all of which are made a part of this document.  Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and Agreement.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement.  Participant further agrees to notify the Company upon any change in the residence address indicated below.

Participant should retain a copy of Participant’s Agreement. Participant may obtain a paper copy at any time for no charge by contacting Janice Smith or Kevin Soulsby.

Please contact me at extension 2837 or stop by my office with any questions.

PARTICIPANT	INTEVAC, INC.

Signature	By:

Print Name	Title:

Residence Address:

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